EXHIBIT 11
                                       Calculation of Weighted Average Shares
                                     Outstanding for Net Income (Loss) Per Share

                                                                                      Nine Months Ended
                                                                                         September 30,
                                                                                    2000               2001
                                                                                -------------    ---------------
Earnings:
Net Income (Loss)..........................................................     $   1,431,401    $  (3,570,712)
                                                                                =============    ==============

Shares:
Weighted Average Number of Common Shares
   Outstanding.............................................................         9,941,397        10,279,964
                                                                                -------------    --------------
Average Common Shares Outstanding and Equivalents..........................        10,198,783                --
                                                                                =============    ==============

Net Income (Loss) Per Share-Basic..........................................     $        0.14    $       (0.35)
                                                                                =============    ==============
Net Income (Loss) Per Share-Diluted........................................     $        0.14    $           --
                                                                                =============    ==============

* -- Calculation would be antidilutive for 1998.